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   1  CALIFORNIA

         POWER EXCHANGE 200 South Los Rob/es A venue, Suite 200 OPasadena, C4 91101-2482

                           Te/: 626.532.3218 L7 Fax 626.5373191/D wwwca/px.comlJ

December 20, 2000

By Overnight Delivery

Perot Systems Corporation
Attn: President
12404 Park Central Drive
Dallas, Texas 75251


Dear Sir:

This letter shall serve as notice pursuant to the Information Technology Services Agreement dated as of February 17, 2000 (the Agreement) between Perot Systems Corporation (Perot) and the California Power Exchange Corporation (CalPx) that CaIPX hereby elects to re-negotiate the Baseline Budget as provided for in Section 5.10 of the Agreement.

Due to regulatory and legal events outside of the reasonable control of CaIPX, the number of transactions settled through CaIPX's settlement system for the three month period beginning January 1, 2001 is expected to be less than fifty percent of the average number of transactions settled through CaIPX's settlement system during the Transition Period. CaIPX therefore requests that CaIPX and Perot commence immediate negotiations for the appropriate adjustments to the Baseline Budget, as required by Section 5.10(a) of the Agreement. In the event that the number of transactions settled through CaIPX is not less than fifty percent, this letter shall serve as notice of CaIPXts election to reduce the Baseline Budget pursuant to Section 5.10(a) of the Agreement.





Chief Informatio Officer

with copy by ov might delivery to:   with copy by personal delivery to:
   Perot Systems Corporation         Dariush Shirmohammadi
   Attn: Ken Scott                   Account Manager, Perot Systems Corporation
        Energy Industry Group        200 S. Los Robles Avenue, 4th Floor
   Attn: General Counsel             Pasadena, California 91101
   1204 Park Central Drive
   Dallas, Texas 75251